Exhibit 99.1

December 1, 2018

Diabetes Relief LLC

11511 Katy Freeway, Suite 100

Houston, Texas 77079

Attn: Hunter M.A. Carr, Manager

Re:	Proposal by AngioSoma, Inc., a Nevada publicly owned corporation, to acquire all the issued and outstanding membership interests in Diabetes Relief LLC, a Texas series limited liability company.

Ladies and Gentlemen:

The purpose of this letter (“Letter of Intent”) is to set forth certain nonbinding understandings and certain binding agreements between AngioSoma, Inc. (“Buyer”), Diabetes Relief LLC (“Diabetes Relief”), and the holders of all the outstanding Membership Interests of Diabetes Relief (“Sellers”), with respect to the acquisition by Buyer of substantially all the Membership Interests of Sellers on the terms and subject to the conditions set forth below (the “Acquisition”).

Diabetes Relief licenses medical facilities for the treatment of metabolic disorder, specializing in diabetes, for the use of patented protocols, processes, and intellectual property. Treatments are individualized to a patient’s condition and metabolic state. Diabetes Relief, through providing tens of thousands of treatments, has seen vast improvements for patients, and patients have reported: “I’ve gotten my life back!” and “I have increased energy!” Patients say, “my mind is clearer.” Others have completely avoided amputations and dialysis. These are but a few of the reported RESULTS! Each patient receives a personalized Care Plan, which includes treatments and follow-ups, as Diabetes Relief provides physician-directed individualized treatment for patients based on the diagnosis of metabolic disease or disorder, including diabetes.

The purpose is to treat, with the unique patented and patent-pending processes, protocols, and procedures (and future medical advances), as many diabetics, pre-diabetics, metabolic disorders, and others with impaired metabolic pulse around the world through the licensing of Diabetes Relief certified treatment centers. To assist licensees, Diabetes Relief also offers optional services for marketing, management, and billing assistance, which allows it to help even more patents. Diabetes Relief markets to doctors’ offices where their own patients can be treated in a small setting; in addition, medical facilities and clinics can open larger facilities to handle multiple doctors’ patients.

The Long-Term Goal is for Diabetes Relief to find new methods, cures, treatments, etc., to help patients around the world with metabolic disease to “get better.” Many of these patients have been disappointed for years by the shortcomings of conventional treatment. Experience has demonstrated that traditional treatment, at best, might keep the patient at the same level, but most are on a downward spiral. The Diabetes Relief treatment results in improvements, some of which are very dramatic. The goal is to become a material adjunct to conventional care that will revolutionize the treatment of diabetes and metabolic disorder and reverse traditional outcomes.

Gross revenue of Diabetes Relief for the current year is forecast to be $ 2,416,716, for the prior year was $1,900,944, and for 2015 was $213,434. Revenue growth is expected to increase substantially.

AngioSoma is a wellness company pursuing the clinical stage patented pharmaceutical brand LiprostinTM focused on improving the effectiveness of current standard-of-care treatments, especially related to endovascular interventions in the treatment of peripheral artery disease (PAD).

The flagship pharmaceutical drug candidate is LiprostinTM for the treatment of peripheral artery disease, or PAD, which has completed FDA Phase I and three Phase II clinical trials. AngioSoma is in discussions with several contract research organizations for completion of the FDA protocol for Phase III and submission of new drug application for marketing in the US and its territories.

As is customary in transactions of this kind, consummation of the proposed acquisition is subject to the satisfactory completion of a due diligence investigation and conditioned upon several factors, including the following:

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042

(1)

Preparation and execution of a definitive purchase agreement (the “Agreement”) and other closing documents, which Agreement and other closing documents shall contain the terms and provisions expressed herein, together with such further terms and conditions as may be mutually determined.

(2)

The acquisition by Buyer of the Membership Interests must represent not less than a majority of the issued and outstanding Membership Interests of Diabetes Relief at the Closing of the transaction contemplated hereby (the “Closing”), free and clear of any and all liens, claims or encumbrances of any nature whatsoever.

(3)

If the acquisition by Buyer represents a majority of the Membership Interests and less than 100% of the Membership Interests, the Agreement will provide for the merger of Diabetes Relief into a newly formed subsidiary of Buyer pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code.

(4)	Election of directors of Buyer and resignation of all directors of Buyer designated by Diabetes Relief at the time of Closing.

(5)

Transfer and assign from SomaCeuticals, Inc. to AngioSoma all right, title, and interest to the patent and related clinical information covering LiprostinTM, reserving a 7% perpetual royalty for SomaCeuticals.

(6)	The Buyer shall have received from Sellers’s counsel an opinion in scope and substance reasonably satisfactory to Buyer and dated as of the date of Closing.

(7)	Diabetes Relief and Seller shall have received from Buyer’s counsel an opinion in scope and substance reasonably satisfactory to Diabetes and dated as of the date of Closing.

(8)	The Purchaser and Diabetes Relief shall be satisfied in their respective discretion with the results of its continuing legal, financial and business due diligence investigations.

(9)	No unsatisfied liens for the failure to pay taxes of any nature whatsoever shall exist against Buyer, Diabetes Relief, or against, or in any way affecting any of the Membership Interests.

(10)	No material adverse change shall have occurred in Diabetes Relief’s or Buyer’s business or their respective future business prospects.

(11)	Within 75 days after Closing, Buyer shall have received from Diabetes Relief audited financial statements for the two prior fiscal years of operation.

(12)	Diabetes Relief shall not have transferred, conveyed, disposed of and/or sold any of its material assets, except in the ordinary course of business.

(13)	Buyer shall not have transferred, conveyed, disposed of, or sold any of its material assets, except in the ordinary course of business.

(14)

Each party shall bear its own fees and expenses, including any investment banking fees.  Sellers acknowledge and agree that Buyer shall not be liable for any fees or expenses due or payment to any broker by reason of the transactions contemplated by the Agreement.

(15)	Prior to Closing, Buyer will have issued equity securities for a minimum of $500,000 to pay accrued compensation and transaction costs.

(16)

The Agreement shall specify a closing date, which may be extended by the mutually written consent of all the parties, not later than January 31, 2019; contingent, of course, upon any required approvals of governmental authorities or agencies, and all other contingencies provided herein.

We would like the Agreement to be executed no later than December 20, 2018, and the final Closing and consummation of the transactions contemplated herein and therein to occur on January 31, 2019.

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042

Upon the execution and return to us of this Letter of Intent, our counsel shall be instructed to prepare the Agreement containing provisions in accordance with the foregoing terms and conditions, together with such further appropriate terms and conditions as may be mutually determined.

Each party to this Letter of Intent agrees to not make any public disclosure of this Letter of Intent or the execution of the Agreement without the other’s prior approval. Prior to issuing any press release or public statement concerning the transactions represented herein, a copy shall be made available to the other parties for their comments. If the proposed transactions are not consummated for any reason whatsoever, the respective parties hereto shall keep confidential any information (unless ascertainable from public or published information or trade sources) concerning the business or operations of the parties hereto.

The Buyer, Diabetes Relief, and Sellers will hold and will cause their respective employees, representatives, consultants, and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all documents and information furnished to the other in connection with the transactions contemplated by this Letter of Intent (except to the extent that such information can be shown to have been [a] previously known and where the disclosure of which is not in violation of an obligation of any party, [b] in the public domain through no fault of any party, or [c] later lawfully acquired by a party from other sources unless the party knew such information was obtained in violation of an agreement of confidentiality) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with the Agreement (it being understood that such persons shall be informed of the confidential nature of such information and shall be directed by the disclosing party to treat such information confidentially).

Before the Closing, neither Buyer, Diabetes Relief, nor Sellers shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form shall be issued by Buyer as promptly as is practicable after the execution of this Letter of Intent, (ii) that Buyer, Diabetes Relief, and Sellers may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter of Intent, and (iii) AngioSoma will prepare and file with the Securities and Exchange Commission Form 8-K or other appropriate form to publicly disclose this Letter of Intent as required by applicable law.

If the foregoing meets with your approval, please execute and return a copy of this Letter of Intent, whereupon this letter shall constitute a Letter of Intent between the Buyer, Diabetes Relief, and the Sellers in accordance with the terms and conditions set forth herein. This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature by any party on a counterpart of this Letter of Intent shall be binding and effective for all purposes. Such party shall, however, subsequently deliver to the other party an original executed copy of this Letter of Intent. Whether or not the transactions are consummated, each party shall pay their own expenses in connection with preparing for and consummating the transactions herein contemplated. Unless otherwise agreed to in writing by the Buyer, the Sellers, and Diabetes Relief, this Letter of Intent will terminate in accordance with its own terms if the Agreement is not executed on or before December 13, 2018.

THE OFFER MADE BY PURCHASER IN THIS LETTER OF INTENT SHALL REMAIN OPEN UNTIL 5:00 P.M., THURSDAY, DECEMBER 13, 2018, AT WHICH TIME IF EXECUTED SIGNATURE PAGES OF THIS LETTER OF INTENT HAVE NOT BEEN DELIVERED BY PERSONS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING MEMBERSHIP INTERESTS, ALL OFFERS AND AGREEMENTS MADE BY PURCHASER HEREIN SHALL BECOME IMMEDIATELY NULL AND VOID UNLESS AN AGREEMENT TO THE CONTRARY EVIDENCED IN WRITING BY PURCHASER.

AngioSoma, Inc. By: /s/Alex Blankenship Alex Blankenship President and CEO	Diabetes Relief LLC By: /s/Scot A. Hepford Scot A. Hepford Manager	Holders of Membership Interests By: /s/Hunter M.A. Carr Hunter M. A. Carr Authorized Representative

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042